April 21, 2011

Dear Stockholders:

Pacific Office Properties Trust, Inc. (the “Company”) will hold its annual meeting of stockholders on Thursday, May 26, 2011, at 9:00 a.m. local time at the Company’s Honolulu offices located at 841 Bishop Street, 17th Floor, Honolulu, Hawaii  96813.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting.  It is important that your shares be represented and voted. Whether or not you plan to attend the Annual Meeting in person, please complete the enclosed proxy card and return it as promptly as possible or authorize your proxy by calling the toll-free telephone number or via the Internet.  The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy.  If you attend the meeting, you may continue to have your shares of stock in the Company voted as instructed in the proxy or you may revoke your proxy at the meeting and vote your shares of stock in the Company in person.  We look forward to seeing you at the meeting.

Sincerely,

James R. Ingebritsen
President and Chief Executive Officer

PACIFIC OFFICE PROPERTIES TRUST, INC. 10188 Telesis Court, Suite 222 San Diego, California 92121
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2011
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NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Pacific Office Properties Trust, Inc. (the “Company”) will be held on Thursday, May 26, 2011 at 9:00 a.m. local time at 841 Bishop Street, 17th Floor, Honolulu, Hawaii 96813 for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect all six of the directors of the Company to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

3.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on April 6, 2011.  If you do not plan to attend the meeting and vote your shares of stock in the Company in person, please vote in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is free if made in the United States, Canada or Puerto Rico);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

If your shares of stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors

Kimberly F. Aquino
Corporate Secretary

San Diego, CA
April 21, 2011

Important notice regarding the availability of proxy materials for the
Annual Meeting of Stockholders to be held on May 26, 2011

Our Proxy Statement and Annual Report to Stockholders are available at www.pacificofficeproperties.com

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PROXY STATEMENT

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PACIFIC OFFICE PROPERTIES TRUST, INC.
10188 Telesis Court, Suite 222
San Diego, California 92121
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PROXY STATEMENT
____________

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 21, 2011 and are furnished in connection with the solicitation of proxies by the board of directors of Pacific Office Properties Trust, Inc. for use at the Annual Meeting of stockholders of Pacific Office Properties to be held on Thursday, May 26, 2011 at 9:00 a.m. local time at 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813, which we refer to as the “Annual Meeting,” and at any adjournments or postponements thereof.  The proxy statement and our 2010 Annual Report to Stockholders, or the “2010 Annual Report,” are also available on the Internet at www.pacificofficeproperties.com.

When we use the words “we,” “us,” “our,” “Pacific Office Properties” or “Company,” we are referring to Pacific Office Properties Trust, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the meeting?

If our records show that you were a holder of either our common stock listed on the NYSE Amex, our Class B common stock or our Senior Common Stock, which together we refer to as our “common stock,” or our proportionate voting preferred stock, which together with our common stock, we refer to as “stock,” at the close of business on April 6, 2011, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of stock that you held on the record date even if you sell such shares after the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. We have one outstanding share of proportionate voting preferred stock, held by Pacific Office Holding, Inc., which we refer to as “Pacific Office Holding,” and that share of proportionate voting preferred stock entitles Pacific Office Holding to cast votes equal to the total number of shares of common stock issuable upon exchange of the common limited partnership units, or “Common Units,” and convertible preferred limited partnership units, or “Preferred Units,” issued on March 19, 2008 by Pacific Office Properties, L.P., which we refer to as our “Operating Partnership.”  Stockholders do not have the right to cumulate votes in the election of directors.

What is the purpose of the meeting?

At the Annual Meeting, you will be asked:

•	to vote upon the election of six directors;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	to consider and act upon any other matters that may properly be brought before the meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of common stock and proportionate voting preferred stock representing a majority of the votes entitled to be cast at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, there were 6,321,017 shares of common stock outstanding (consisting of 3,903,050 shares of common stock listed on the NYSE Amex, 100 shares of Class B common stock and 2,417,867 shares of Senior Common Stock), and one share of proportionate voting preferred stock outstanding and entitled to vote at the meeting.  Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon, and our outstanding share of proportionate voting preferred stock entitles its holder to cast 46,173,693 votes for each matter to be voted upon.

What vote is needed to approve each proposal?

A plurality of all of the votes cast at the meeting at which a quorum is present is necessary for the election of directors. A majority of all of the votes cast at the meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm, and the approval of any other matters properly presented at the meeting for stockholder approval, unless more than a majority of the votes cast is required to approve such other matters under Maryland law. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against,” will not be counted as “votes cast” and will have no effect on such proposals. Therefore, abstentions will have no effect on any of the proposals, assuming a quorum is present. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, such as the election of directors (as discussed further below), will be treated in the same manner as abstentions for purposes of the Annual Meeting. None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or our charter.

Can I revoke my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Corporate Secretary at our address;

•	properly signing and forwarding to us at our address a proxy with a later date; or

•	appearing in person and voting by ballot at the meeting.

If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

How do I vote?

Voting in Person at the Meeting.  If you are a registered stockholder and attend the Annual Meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.  If you hold your shares of common stock in your own name as a holder of record with our transfer agent, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

•
By Mail. If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly to Computershare Investor Services in the postage-paid envelope provided.

•
By Telephone.  You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card. Telephone proxy authorization is available 24 hours each day until 12:00 a.m., Eastern Time, on May 26, 2011. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
By Internet.  You also have the option to authorize a proxy to vote your shares by the Internet. The website for Internet proxy authorization is printed on your proxy card. Internet proxy authorization is available 24 hours each day until 12:00 a.m., Eastern Time, on May 26, 2011. As with telephone proxy authorization, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Voting by Proxy for Shares Registered in Street Name.  If your shares of common stock are held in street name, you must follow the voting instructions provided to you by your broker, bank or other nominee holder in order to have your shares of common stock voted on all items. Only your broker, bank or other nominee holder can vote your shares. Without your instructions, your broker is permitted to use its own discretion and vote your shares on certain routine matters (such as the ratification of our independent registered public accounting firm) but is not permitted to use discretion and vote your shares on non-routine matters (such as the election of directors).

Please see the enclosed proxy card for further instructions on how to submit your vote.

How is my vote counted?

If you properly execute a proxy in the accompanying form, and we receive it prior to voting at the meeting, or if you authorize your proxy to vote your shares electronically through the Internet or by telephone, the shares of stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted “for” the election of the nominees for directors listed in Proposal 1, “for” ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and as recommended by our board of directors with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

How are proxies solicited and who paid for this proxy solicitation?

Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies by telephone or telegram or in person. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons.

What are the requirements for presenting director nominations and stockholder proposals?

Any stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2012 must be received by our Corporate Secretary at our Company’s principal executive offices at Pacific Office Properties Trust, Inc., 10188 Telesis Court, Suite 222, San Diego, California 92121, by December 23, 2011.

In addition, our bylaws provide that in order for director nominations or stockholder proposals to be properly brought before the meeting, the stockholder must have delivered timely notice to our Corporate Secretary at the Company’s offices at the address listed above.  Under our bylaws, to be timely, notice must have been delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the previous year’s annual meeting, or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered no earlier than 150 days prior to the date of such annual meeting nor after the later of 120 days prior to such annual meeting or 10 days following the date such meeting is first publicly announced.  The Company must receive any proposals for consideration at the 2012 annual meeting of stockholders no earlier than November 23, 2011 and no later than December 23, 2011. In addition, the form of proxy that the board of directors will solicit in connection with the Company’s 2012 annual meeting of stockholders will confer discretionary authority to vote on any proposal received after December 23, 2011.

Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, the requirements of our bylaws, and the applicable requirements of Maryland law.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet at www.proxyvote.com. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request that future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

What other information should I review before voting?

For your review, our 2010 Annual Report, which includes financial statements for the fiscal year ended December 31, 2010, is being mailed to you concurrently with the mailing of this proxy statement. The 2010 Annual Report, however, is not part of the proxy solicitation material. You may also obtain, free of charge, a copy of our 2010 Annual Report on our website at http://www.pacificofficeproperties.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission, or the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the Annual Meeting, all six of our directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. Following the recommendation of the Nominating and Corporate Governance Committee, our board of directors has nominated all current directors for re-election at the Annual Meeting. In making its recommendations, the Nominating and Corporate Governance Committee considered a number of factors, including its criteria for Board membership, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on the Board. Our board of directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our board of directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our board of directors may recommend.

Vote Required

Directors will be elected by a plurality of the votes cast at the Annual Meeting if a quorum is present. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, but they will be counted when determining whether there is a quorum present. In the absence of your voting instructions, your broker may not vote your shares in its discretion with respect to the election of directors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED IN THIS PROPOSAL 1. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the Annual Meeting, all of whom currently serve as directors of the Company, and the executive officers who are not directors, based on information furnished to Pacific Office Properties by each nominee and executive officer as of March 2011. Each executive officer holds office until the regular meeting of the board of directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier resignation or removal.

Jay H. Shidler, 64, has been Chairman of our board of directors since March 2008. Mr. Shidler also served as our President and Chief Executive Officer on an interim basis from September 2009 through March 2010. Mr. Shidler is the founder and Managing Partner of The Shidler Group, a national real estate investment firm. Since forming The Shidler Group in 1972, Mr. Shidler and his affiliates have acquired and managed over 2,000 properties in 40 states and Canada. Mr. Shidler has founded and has been the initial investor in numerous public and private companies. In addition to the Company, these include three other public REITs — TriNet Corporate Realty Trust, Inc. (formerly NYSE: TRI), now part of iStar Financial; First Industrial Realty Trust, Inc. (NYSE: FR), and Corporate Office Properties Trust (NYSE: OFC). Mr. Shidler serves as Chairman of the board of trustees of Corporate Office Properties Trust. Mr. Shidler also served as Chairman of the board of directors of First Industrial Realty Trust, Inc. from 1993 through January 2009, and as a director until May 2010. From 1998 through 2005, Mr. Shidler also served as director of Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda company of which Mr. Shidler was a founder. Mr. Shidler is an active supporter of a number of educational, cultural and charitable organizations. He received a bachelor’s degree in business administration from the University of Hawaii. In honor of Mr. Shidler, in 2006, the University of Hawaii renamed its business school the Shidler College of Business.

We believe that Mr. Shidler’s demonstrated board leadership, significant expertise in the field of real estate investment and finance and his experience with public REITs is invaluable to us, and highly qualifies him as a member of our board of directors.

Michael W. Brennan, 54, has been a member of our board of directors since March 2008. Since January 2010, Mr. Brennan has served as Chairman of Brennan Investment Group, LLC, a group specializing in industrial properties. From 1999 to 2008, Mr. Brennan served as President, Chief Executive Officer and a member of the board of directors of First Industrial Realty Trust, Inc. (NYSE: FR) and from 1994, the year he co-founded First Industrial, to 1999, he served as its Chief Operating Officer and Chief Acquisitions Officer. Mr. Brennan joined The Shidler Group as its principal acquisitions executive in 1986 and was named partner of its Mid-West region in 1988. He began his career as an investment specialist with CB Commercial (now CB Richard Ellis Group, Inc.), a commercial real estate brokerage firm. Mr. Brennan has orchestrated more than $12 billion in industrial real estate transactions in the course of his 27-year career and is considered an industry expert, having appeared on CNBC, CNNfn and Bloomberg Television. In May 2009, Mr. Brennan was appointed Executive Director of the James A. Graaskamp School of Real Estate at the University of Wisconsin. From 2005 to 2009, Mr. Brennan served as a director of Strategic Hotels & Resorts, Inc. (NYSE: BEE). He also serves as a director of the Chicago Public Library Foundation. He holds a bachelor’s degree in finance from the University of Notre Dame.

We believe that Mr. Brennan’s vast experience in acquiring and operating commercial real estate, and experience with a public REIT, including as Chief Executive Officer and a director of First Industrial Realty Trust, Inc., adds valuable insight to our board and highly qualifies him as a member of our board of directors.

Robert L. Denton, 58, has been a member of our board of directors since March 2008. Mr. Denton is a Managing Partner with The Shidler Group and the resident principal in its New York office. Prior to joining The Shidler Group in 1994, Mr. Denton co-founded Providence Capital, Inc., a private investment bank. Providence Capital, Inc. was the successor company to First Pacific U.S. Securities Limited, a Hong Kong-domiciled broker-dealer that specialized in the sale of U.S. securities to Asian investors. Mr. Denton was responsible for that firm’s mergers and acquisitions business. First Pacific was merged into Jefferies & Company in 1987 and Mr. Denton became co-head of its mergers and acquisitions division. Prior to joining First Pacific in 1985, Mr. Denton was a principal with Booz Allen & Hamilton, Inc. where he provided strategy and acquisition advisory services to U.S. and international companies. He has completed numerous mergers and acquisitions transactions and consulting assignments during his career. Mr. Denton began his career as an auditor at Arthur Andersen & Company. Mr. Denton is a member of the board of trustees of Corporate Office Properties Trust (NYSE: OFC) and serves as a member of its Audit Committee and as Chairman of its Nominating and Corporate Governance Committee. Mr. Denton received a bachelor’s degree in economics from the University of Pennsylvania and received his master’s in business administration from the Wharton School of the University of Pennsylvania.

We believe that Mr. Denton’s background providing strategic advisory and management consulting services, his expertise in mergers and acquisitions, and his board and audit committee experience is a vital asset to our board and highly qualifies him as a member of our board of directors.

Clay W. Hamlin, III, 66, has been a member of our board of directors since March 2008. Mr. Hamlin is Vice Chairman of the board of trustees of Corporate Office Properties Trust (NYSE: OFC), which he co-founded in 1997 and is the President of LBCW Investments, a private investment firm. Mr. Hamlin joined The Shidler Group in 1989 as Managing Partner of The Shidler Group’s Mid-Atlantic region, which was contributed to, and merged with, Royale Investments, Inc. to become Corporate Office Properties Trust in 1997. He served as Chief Executive Officer of Corporate Office Properties Trust from 1997 through April 2005, during which time the company grew from $193 million to $3.2 billion in total market capitalization. With over 30 years of experience as an owner and developer of commercial real estate, he has acquired and developed commercial real estate properties valued at over $3 billion.

Mr. Hamlin is a certified public accountant and is also an attorney, having practiced both corporate and real estate law with several Philadelphia law firms, including Pepper, Hamilton & Scheetz LLP and Saul, Ewing, Remick & Saul LLP. Mr. Hamlin received his bachelor’s and master’s in business administration degrees from the Wharton School of the University of Pennsylvania and his juris doctor degree from Temple University Law School. Mr. Hamlin serves on the boards of several charitable and non-profit organizations.

We believe that Mr. Hamlin’s depth of experience in commercial real estate investment and ownership, experience with a successful REIT, including as Chief Executive Officer and director of Corporate Office Properties Trust, and his background as both a certified public accountant and an attorney, highly qualifies him as a member of our board of directors.

Paul M. Higbee, 56, has been a member of our board of directors since March 2008. Mr. Higbee is a partner of G.C. Andersen Partners, LLC, a merchant banking firm engaged in private equity investments and investment banking for middle-market companies. Mr. Higbee has over 30 years of experience in all facets of investment banking, having expertise in mergers, restructurings and financing in a wide range of industries. Prior to joining G.C. Andersen Partners in 2001, Mr. Higbee was a Managing Director of Deutsche Banc Alex. Brown, an investment banking and brokerage services firm, PaineWebber and Drexel Burnham Lambert. Mr. Higbee has served on the boards of several public and private companies, and currently serves as a director of Agricultural Waste Solutions, Inc., ComCam International, Inc. and Risk Solutions International LLC. He previously served on the board of Capital Automotive REIT, a public REIT. Mr. Higbee received a bachelor’s degree in economics from Princeton University and a master’s in business administration from the Wharton School of the University of Pennsylvania.

We believe that Mr. Higbee’s board experience, finance background and his considerable expertise in mergers and financing adds significant value and diversity to our board, and highly qualifies him as a member of our board of directors.

James R. Ingebritsen, 48, has been our President and Chief Executive Officer, as well as a member of our board of directors, since March 2010. He previously served as our Executive Vice President, Capital Markets/Operations since February 2008. Mr. Ingebritsen joined The Shidler Group in 1987 where he came to head the Asset Management division of The Shidler Group’s southwest region including overseeing acquisitions, property management, leasing and the financial reporting staff. In 1996, he was named a partner and was responsible for the acquisition, financing and disposition of over $4 billion of commercial real estate. Mr. Ingebritsen has formed over 30 joint venture partnerships while structuring debt financing for each venture and acquisition. These assets constitute much of our current portfolio. Mr. Ingebritsen received a bachelor’s degree from the University of California San Diego and a master’s in business administration in Real Estate and Capital Markets from the University of California Berkeley, Haas School of Business.

We believe that Mr. Ingebritsen’s position as our President and Chief Executive Officer, in addition to his depth of skill and expertise in acquiring and operating office properties in our markets and in executing our investment strategies, highly qualifies him as a member of our board of directors.

Executive Officers who are not Directors

Michael C. Burer, 35, has served as Chief Financial Officer since February 2011, and prior to that, as Executive Vice President, Operations since April 2010. In that capacity, Mr. Burer oversaw all property-level operations, including capital investment and leasing, across our portfolio. Mr. Burer also served as Senior Vice President of Finance for The Shidler Group from March 2006 to April 2010. In that capacity, Mr. Burer managed the day-to-day operations of the accounting department and played an integral role in the acquisition, financing and disposition process. From March 2003 to March 2006, Mr. Burer served as controller of The Shidler Group. Prior to joining The Shidler Group in 2002, Mr. Burer was employed by Chesnut Properties, a real estate investment company located in San Diego.

Mr. Burer received a bachelor’s degree in accounting from Boston College’s Carroll School of Management, a master’s in business administration from the University of San Diego School of Business, and a juris doctor degree from the University of San Diego School of Law. He is a licensed California attorney and a licensed real estate broker in California and Arizona.

Matthew J. Root, 45, has been our Chief Investment Officer since January 2009. He has also been a partner of The Shidler Group since 1997, responsible for property acquisitions, leasing and dispositions. Prior to joining The Shidler Group, Mr. Root was Senior Asset Manager for American Assets, Inc. with responsibility for an office and retail portfolio in excess of 2.0 million square feet. Mr. Root started his career as a turnaround and restructuring specialist with the Lomas Santa Fe Group focusing on commercial properties in Southern California. Mr. Root received his bachelor’s degree from Louisiana State University.

Lawrence J. Taff, 53, has been our Executive Vice President since January 2009. Mr. Taff also served as our Chief Financial Officer on an interim basis from September 2009 to April 2010. Mr. Taff has been a partner of The Shidler Group since 1995, responsible for overseeing financial management and property operations in Hawaii. Mr. Taff began his career with Arthur Andersen LLP in 1980. Rising to the position of Tax Partner in 1993, he was responsible for real estate consulting as well as tax compliance and consulting. Mr. Taff received a bachelor’s degree in accounting from California Polytechnic University, Pomona and is a certified public accountant.

Our Structure

We are a self-administered and self-managed real estate investment trust, or REIT, that owns and operates primarily institutional-quality office properties principally in selected long-term growth markets in southern California and Hawaii.  Prior to the internalization of our management in February 2011, we were externally advised by Pacific Office Management, Inc., which we refer to as our Advisor or Pacific Office Management, an entity that was owned and controlled by Jay H. Shidler, our Chairman of the Board, and certain of our executive officers and related parties of The Shidler Group, which is a business name utilized by a number of affiliates of Mr. Shidler.  The Advisor was responsible for the day-to-day operations and management of the Company.  Effective as of February 1, 2011, we acquired all of the outstanding stock of our Advisor for an aggregate purchase price of $25,000, thereby internalizing management and becoming self-administered and self-managed.

We were formed on March 19, 2008 via a merger, and related transactions, of The Shidler Group’s western U.S. office portfolio and joint venture operations into Arizona Land Income Corporation, a publicly-traded REIT.  We are the sole general partner of our Operating Partnership, Pacific Office Properties, L.P., a Delaware limited partnership.

As part of the formation transactions, POP Venture, LLC, a Delaware limited liability company, which we refer to as Venture, contributed to our Operating Partnership ownership interests in eight wholly-owned properties and one property in which it held a 7.5% managing ownership interest. We refer to these properties as the Contributed Properties.  In exchange for its contribution to the Operating Partnership of the Contributed Properties, Venture received 13,576,165 Common Units, together with 4,545,300 Preferred Units in our Operating Partnership and $16,695,000 in promissory notes.

The Common Units held by Venture are redeemable by Venture on a one-for-one basis for shares of our common stock listed on the NYSE Amex, referred to as our Listed Common Stock, or a new class of common units without redemption rights, as elected by a majority of our independent directors. Each Preferred Unit is initially convertible into 7.1717 Common Units, but such conversion may not occur before the date we consummate an underwritten public offering (of at least $75 million) of our Listed Common Stock. The Preferred Units are not convertible as of the date of this proxy statement. Upon conversion of the Preferred Units to Common Units, such Common Units will be redeemable by Venture on a one-for-one basis for shares of our Listed Common Stock or a new class of common units without redemption rights, as elected by a majority of our independent directors, but no earlier than one year after the date of their conversion from Preferred Units to Common Units.

As part of our formation transactions, we issued to Pacific Office Management, our former advisor, one share of Proportionate Voting Preferred Stock. The Proportionate Voting Preferred Stock has no dividend rights and minimal rights to distributions in the event of liquidation, but it entitles its holder to vote on all matters for which the holders of Listed Common Stock are entitled to vote. The Proportionate Voting Preferred Stock entitles its holder to cast a number of votes equal to the total number of shares of Listed Common Stock issuable upon redemption for shares of the Common Units and Preferred Units (representing 46,173,693 common share equivalents) issued in connection with the formation transactions, notwithstanding any restrictions on redemption of the Operating Partnership units. This number will decrease to the extent that these Operating Partnership units are redeemed in the future. The number will not increase in the event of subsequent unit issuances by our Operating Partnership. As of December 31, 2010, that share of Proportionate Voting Preferred Stock represented approximately 88% of our voting power.  In connection with the internalization of our management, our Advisor sold the share of Proportionate Voting Preferred stock to Pacific Office Holding, a corporation owned by Mr. Shidler and certain of our executive officers and other affiliates, for nominal consideration.  Pacific Office Holding has agreed to cast its Proportionate Voting Preferred Stock votes on any matter in direct proportion to votes that are cast by limited partners of our Operating Partnership holding the Common Units and Preferred Units issued in the formation transactions.

In connection with our formation transactions, Venture also granted us options to acquire managing ownership interests in five joint ventures holding 14 additional office properties. We exercised those options in multiple transactions. The acquisition of our managing ownership interest in a joint venture, which we refer to as POP San Diego I, holding four office properties (Torrey Hills Corporate Center, Palomar Heights Plaza, Palomar Heights Corporate Center and Scripps Ranch Center) comprising approximately 181,664 square feet located in San Diego, California was funded by issuing 396,526 Common Units on April 30, 2008 and 326,576 Common Units on June 19, 2008 that were valued at $6.5589 per unit and $6.8107 per unit, respectively.  A total of 524,839 of these Common Units remain outstanding and are redeemable by the holders on a one-for-one basis for shares of our Listed Common Stock or cash, as elected by a majority of our independent directors.

Corporate Governance — Board of Directors

Our day-to-day operations are managed by our executive officers under the ultimate oversight and direction of our board of directors. The board reviews management’s strategy, approves and implements governance policies, monitors its own performance and the performance of top management, and provides oversight of financial reporting and legal compliance.  Our board of directors has adopted corporate governance guidelines, which are available on our website at http://www.pacificofficeproperties.com and in print free of charge to any stockholder that requests it.

Independence and Composition

Our board is comprised of six directors, four of whom — Messrs. Hamlin, Brennan, Denton and Higbee — are “independent” directors under the listing standards of the NYSE Amex. This number represents a majority of the directors as is required under the listing standards of the NYSE Amex. On November 1, 2010, we amended our charter to declassify our previously classified board of directors.  At the 2011 Annual Meeting, each of our directors will be elected by our stockholders to serve until the next annual meeting of stockholders and until his successor is duly elected and qualifies. In accordance with our corporate governance guidelines, our non-management directors are required to meet in executive session without the presence of management on a regularly scheduled basis and no less than three times a year. At least one such meeting must include only “independent” directors.  The individual who serves as the presiding director at these executive sessions rotates among the chairs of the audit, compensation and nominating and corporate governance committees of the board of directors.

Board Leadership Structure and Role in Risk Oversight

In accordance with our bylaws, our board of directors elects our Chairman of the Board and our Chief Executive Officer, and each of these positions may be held by the same or separate persons.  Our corporate governance guidelines do not include a policy on whether the role of the Chairman and Chief Executive Officer should be separate or, if not, whether a lead independent director is to be elected. From September 2009 through March 2010, Mr. Shidler, our Chairman, also served as our Chief Executive Officer on an interim basis following the departure of our former Chief Executive Officer, which we believe provided valuable experience and insight during this transition.  Historically, however, these positions have been held by two persons, and upon the election of Mr. Ingebritsen as our Chief Executive Officer in March 2010, these positions are again held by separate persons.  We believe that separating these positions better allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the board in providing advice to and oversight of management and to establish the agenda and preside at meetings of the board of directors.  We also believe that having board leadership independent of management helps ensure critical and independent thinking with respect to the Company’s strategy and performance.  Our Chief Executive Officer is a member of our board of directors, which helps to ensure that management’s insight is directly available to the directors in their deliberations.

Our board of directors has an active role in overseeing management of the Company’s risks.  The board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.  The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management.  Pursuant to its charter, the audit committee of our board of directors is responsible for discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control these exposures. The audit committee also evaluates the policies implemented by management to assure the adequacy of internal control and the financial reporting process, and to monitor compliance with laws and regulations and the Company’s code of business conduct and ethics.  It is also the responsibility of the audit committee to investigate employee misconduct or fraud.

Meetings and Attendance

Our board of directors met six times in the fiscal year ended December 31, 2010.  Our corporate governance guidelines indicate that our directors are expected to regularly attend meetings of the board and committees on which such director sits.  A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the chairman of the appropriate committee in advance of such meeting.  Each director attended at least 75% of the aggregate number of board and applicable committee meetings in 2010.  We encourage but do not require board members to attend our annual meetings of stockholders.  All of our directors were in attendance at our annual meeting of stockholders in 2010.

Stockholder Communications

The board of directors has a process whereby stockholders and other interested parties can send communications to our directors.  Anyone wishing to communicate directly with one or more directors may do so in writing, addressed to the director(s) or the entire board of directors, in care of the Office of the Chairman, Pacific Office Properties Trust, Inc., 10188 Telesis Court, Suite 222, San Diego, California 92121.  Anyone wishing to contact our audit committee may do so in writing, addressed to the attention of the Chairman of the Audit Committee, Pacific Office Properties Trust, Inc., 10188 Telesis Court, Suite 222, San Diego, California 92121.  To make confidential submissions to either of the above, please indicate “confidential” on any correspondence.

Board Committees

Our board of directors has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and an investment committee. Each of the audit, compensation and nominating and corporate governance committees consists solely of directors who are independent under the listing standards of the NYSE Amex.

Audit Committee

Our audit committee consists of three directors, Mr. Higbee, who serves as chairman of the committee, Mr. Hamlin and Mr. Denton, each of whom is independent under the listing standards of the NYSE Amex and the rules of the SEC.  Our board of directors has determined that Mr. Higbee is an “audit committee financial expert,” as defined in applicable SEC rules.  Our audit committee met 10 times in the fiscal year ended December 31, 2010. Our audit committee is governed by a charter, which is available on our website at http://www.pacificofficeproperties.com.  The audit committee, among other purposes, serves to assist the board of directors in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;

•	the retention of independent public auditors, including oversight of their performance, qualifications and independence, as well as the terms of their engagement; and

•	our accounting and financial reporting processes, internal control systems and internal audit function.

Compensation Committee

Our compensation committee consists of two directors, Mr. Brennan, who serves as chairman of the committee, and Mr. Higbee, each of whom is independent under the listing standards of the NYSE Amex. Our compensation committee met two times in the fiscal year ended December 31, 2010. Our compensation committee is governed by a charter, which is available on our website at http://www.pacificofficeproperties.com. The compensation committee, among other purposes, serves:

•	to establish and periodically review the adequacy of the compensation plans for our executive officers and other employees;

•	to review the performance of executive officers and adjust compensation arrangements as appropriate;

•	to establish compensation arrangements for directors; and

•	to review and monitor management development and succession plans and activities.

Our compensation committee charter provides for the review by our compensation committee with our chief executive officer, chief operating officer and chief financial officer of such officers’ evaluations of the performances of the executive officers that report to them and determine with each of them, as applicable, and recommend, where appropriate, that the board of directors approve of the amounts of annual and any long-term incentive awards and any adjustments to the annual salary amounts based upon such performance and consistent with the achievement of any established goals.  The compensation committee charter also provides for the annual review by the compensation committee of management’s summary report on all other senior executives and key management employee compensation actions, as applicable.

The compensation committee also establishes compensation plans and programs for directors, such as equity-based plans and programs, annually reviews the adequacy of such plans and programs for our directors and administers any such plans and programs.

The compensation committee may form subcommittees for any purpose that the compensation committee deems appropriate and may delegate to such subcommittees such power and authority as the compensation committee deems appropriate, except that the compensation committee may not delegate to a subcommittee any power or authority that, under any law, regulation or listing standard of the NYSE Amex, must be exercised by the compensation committee as a whole.

The compensation committee has the sole authority to retain or terminate a compensation consultant to assist the compensation committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, such fees to be borne by the Company.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of two directors, Mr. Hamlin, who serves as chairman of the committee, and Mr. Higbee, each of whom is independent under the listing standards of the NYSE Amex. Our nominating and corporate governance committee met one time in the fiscal year ended December 31, 2010. Our nominating and corporate governance committee is governed by a charter, which is available on our website at http://www.pacificofficeproperties.com. The committee, among other purposes, serves:

•	to identify and recommend to the board individuals qualified to serve as directors and on committees;

•	to advise the board with respect to board composition, procedures and committees;

•	to advise the board with respect to corporate governance principles and to develop and recommend a set of corporate governance guidelines; and

•	to lead the board in its review of the performance of the board and our management team.

Our corporate governance guidelines provide that the nominating and corporate governance committee is responsible for identifying individuals to serve on the board of directors.  These guidelines, together with our nominating and corporate governance committee charter, set forth the criteria for selecting potential board members, which include, among other things, the possession of experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and efforts to board responsibilities.  We believe that selecting candidates on the basis of these criteria enhances the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, with respect to the ability of committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or the listing standards of the NYSE Amex.  Although diversity may be a consideration in the committee’s process, the committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Each of the candidates for director named in this proxy statement has been recommended by the nominating and corporate governance committee and approved by the board of directors for inclusion on the attached proxy card.

Our nominating and corporate governance committee charter also provides for the consideration of director nominees recommended by stockholders.  See the section of this proxy statement entitled “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING” for a description about how stockholders desiring to make nominations for directors can do so.  Our nominating and corporate governance committee will evaluate a director nominee recommended by stockholders in the same manner as it evaluates director candidates recommended otherwise.

Our nominating and corporate governance committee may retain, at the Company’s expense, such independent counsel or other advisors as it deems necessary and it has the sole authority to retain or terminate any search firm to be used to identify director candidates, including the sole authority to approve the search firm’s fees and other retention terms.

Investment Committee

Our investment committee consists of five directors: Mr. Shidler, who serves as chairman of the committee, and Messrs. Ingebritsen, Denton, Brennan and Hamlin. The investment committee, among other purposes, serves to:

•	oversee the implementation of our investment strategy, the principal goal of which is to enhance long-term stockholder value through increases in earnings cash flow and net asset value;

•	review and approve, within parameters set by the board, specific transactions; and

•	regularly apprise the board of our progress and performance with respect to our investment strategy.

Code of Business Conduct and Ethics

Our directors, officers and employees are governed by the Company’s code of business conduct and ethics, which is available on our website at http://www.pacificofficeproperties.com and in print free of charge to any stockholder that requests it.  Amendments to, or waivers from, a provision of the code of business conduct and ethics will be posted to the Company’s website promptly following the date of the amendment or waiver.

2010 Director Compensation

Except as noted below, our directors are paid an annual director’s fee of $12,000, payable in quarterly installments. Mr. Higbee is paid an additional annual fee of $5,000 for his service as Chair of the Audit Committee.  We also pay our directors a fee of $1,000 for each board of directors meeting attended and a fee of $250 for each committee meeting attended. Directors are entitled to reimbursement for reasonable out-of-pocket costs incurred in connection with their services as directors. In 2010, our compensation committee awarded equity grants under the 2008 Directors’ Stock Plan to each of our independent directors, as further described in the table below.  Mr. Ingebritsen, our President and Chief Executive Officer, received no compensation for his services as a director.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)(2)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Jay H. Shidler	18,250	—	—	—	—	—	18,250
James R. Ingebritsen	—	—	—	—	—	—	—
Thomas R. Hislop(2)	18,000	39,997	—	—	—	—	57,997
Clay W. Hamlin	20,250	39,997	—	—	—	—	60,247
Michael W. Brennan	18,750	39,997	—	—	—	—	58,747
Robert L. Denton	20,750	39,997	—	—	—	—	60,747
Paul M. Higbee	26,250	39,997	—	—	—	—	66,247
____________

(1)
On June 16, 2010, the compensation committee approved the grant, to each of Messrs. Hislop, Hamlin, Brennan, Denton and Higbee, of 9,523 restricted stock units, or Directors RSUs, under the 2008 Directors’ Stock Plan with a vesting period of one year.  Upon vesting, each Director RSU will entitle the director to receive one share of our Listed Common Stock.  As of December 31, 2010, Messrs. Hislop, Hamlin, Brennan, Denton and Higbee each held 9,523 unvested Director RSUs.

(2)	Mr. Hislop resigned from the board on March 4, 2011. Upon his resignation, Mr. Hislop forfeited his 9,523 unvested Director RSUs.

Executive Officer Compensation

During 2009 and 2010, we were externally managed by our Advisor, did not have any employees of our own and, except as described below, did not compensate our executive officers for their service in such capacity. In accordance with an Amended and Restated Advisory Agreement, dated as of March 3, 2009, as amended, among us, our Operating Partnership and our Advisor (the “Advisory Agreement”), our Advisor managed, operated and administered our day-to-day operations, business and affairs, for which it received a management fee and was entitled to certain other fees. Our executive officers were officers of our Advisor and were compensated by our Advisor. See the section of this proxy statement entitled “Certain Relationships and Related Transactions” below for a discussion of fees and expenses payable to our Advisor and its affiliates.

Effective as of February 1, 2011, we internalized our management by acquiring our Advisor along with its employees.  We now employ and compensate our executive officers and other employees through our former Advisor, Pacific Office Management, which is now our subsidiary.  Following the internalization, we paid the annual performance bonuses for 2010 and payable in 2011 pursuant to our Advisor’s employment agreements with our Chief Executive Officer and our former Chief Financial Officer.  The total compensation that we paid to our former Chief Financial Officer for 2010 was less than $100,000.  We paid no other compensation to any of our executive officers for 2009 or 2010.

2010 Summary Compensation Table

NAME AND PRINCIPAL POSITION	SALARY ($)	BONUS ($)(1)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
James R. Ingebritsen President and CEO	—	375,000	—	—	—	—	—	375,000
____________

(1)
Represents guaranteed annual performance bonus for 2010 pursuant to Mr. Ingebritsen’s employment agreement, as further described below under “Employment Agreement with Chief Executive Officer.”  Prior to the internalization of our management, which was effective as of February 1, 2011, our former Advisor paid all other compensation to Mr. Ingebritsen for 2009 and 2010 relating to his service as an executive officer of our company.

Outstanding Equity Awards at Fiscal Year End 2010

Mr. Ingebritsen held no outstanding equity awards at the end of the fiscal year ended December 31, 2010.

Employment Agreement with Chief Executive Officer

On March 29, 2010, our Advisor entered into an employment agreement with Mr. Ingebritsen, our President and Chief Executive Officer.  The employment agreement was amended and restated on April 19, 2011, but made effective as of February 1, 2011, concurrent with the internalization of our management.  Mr. Ingebritsen’s employment agreement is for a term ending on March 29, 2012 and provides for an annual base salary of $375,000.  Under the employment agreement, his base salary may be adjusted upwards annually after his performance is reviewed by our compensation committee.  For each of the 2010 and 2011 calendar years, Mr. Ingebritsen is guaranteed an annual cash bonus of not less than $375,000.

If Mr. Ingebritsen’s employment is terminated by us without “cause” or by Mr. Ingebritsen in certain circumstances that constitute “good reason,” or in certain circumstances in connection with a change of control of us, Mr. Ingebritsen will receive a $375,000 cash severance payment, continuation of medical and dental benefits for 12 months, an additional cash payment equal to the bonus paid for the previous year prorated based on the number of days elapsed in the year of termination and accelerated vesting of any outstanding equity awards. Under Mr. Ingebritsen’s employment agreement, if he is terminated for cause or terminates his employment voluntarily, no severance is payable and the employment agreement provides that he will not solicit our employees for a one-year period commencing on the date of termination of employment. “Termination for cause” means a termination of Mr. Ingebritsen’s employment because of (i) willful or repeated failure to perform or substantially perform his duties under the agreement, or a material breach of his obligations under the agreement, including the restrictive covenants, which is not cured within 30 days, (ii) habitual substance abuse, (iii) commission of an act that disqualifies him from serving as an officer or director, (iv) conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving fraud, forgery, embezzlement, or moral turpitude, or (v) a determination by the board of directors that Mr. Ingebritsen has committed serious misconduct in an unethical, illegal or fraudulent manner.

Termination for “good reason” means Mr. Ingebritsen terminates his employment in connection with (u) the removal of Mr. Ingebritsen from the offices of President and Chief Executive Officer, (v) the assignment of duties, responsibilities or reporting requirements that are materially inconsistent with Mr. Ingebritsen’s position or that materially expand his duties, responsibilities or reporting requirements, except where we determine that such expansion is necessitated by industry-wide or company-wide conditions, (w) a material reduction in the annual base salary or annual bonus opportunity, (x) a material breach of the agreement by us, (y) a change in Mr. Ingebritsen’s work location to a new location that is more than 50 miles from the current corporate office where Mr. Ingebritsen works, or (z) we intentionally direct Mr. Ingebritsen to engage in unlawful conduct, subject to notice and cure periods.

Stock Incentive Plan

We do not currently, and did not in 2009 or 2010, have a stock incentive plan for the benefit of our executive officers or employees of our Advisor. The 2008 Directors’ Stock Plan, referred to as the Plan, which permits grants to members of the board of directors of incentive stock options, stock appreciation rights, and stock awards, including grants of restricted stock units or other equity-based awards, was adopted by our board on May 21, 2008, and approved by stockholders at our 2009 annual meeting of stockholders. The Plan is administered by the compensation committee. As of December 31, 2010, a total of 130,545 restricted stock units were granted under the Plan, of which 82,930 had vested, resulting in the issuance of 82,930 shares of common stock to our directors as described in “2010 Director Compensation.”  A total of 150,000 shares of our common stock may be issued under the Plan.

The following table provides information as of December 31, 2010 regarding the Plan.  We currently have no other equity compensation plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
	(A)		(B)	(C)
Equity compensation plans approved by security holders	47,615	(1)	$4.20	19,455	(1)
Equity compensation plans not approved by security holders	–		–	–
Total	47,615		$4.20	19,455

(1)	Upon his resignation on March 4, 2011, Mr. Hislop’s 9,523 unvested Director RSUs were forfeited and became available for future issuance.

Indemnification of Directors and Officers

Our charter and the partnership agreement of our Operating Partnership provide for indemnification of our directors and officers against liabilities to the fullest extent permitted by applicable law. If a director or officer is a party, or is threatened to be made a party, to any proceeding by reason of such director’s or officer’s status as a director or officer, we must indemnify such director or officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe his or her conduct was unlawful.

In the event of any amendment to the Maryland General Corporation Law, or MGCL, permitting us to provide broader indemnification rights than are currently set forth in our charter, such rights would be provided to the fullest extent required or permitted by the MGCL as so amended. Any amendment of the partnership agreement of our Operating Partnership related to the indemnification of our directors and officers will be prospective only and will not affect our existing indemnification obligations to our directors or officers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership and voting power of all of our Listed Common Stock as of March 10, 2011, by: (i) each person who we know to own beneficially more than 5% of our Listed Common Stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.  As of March 10, 2011, none of our directors or executive officers own any shares of Senior Common Stock or Class B Common Stock.  To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Listed Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

	SHARES BENEFICIALLY OWNED (2)
NAME AND ADDRESS(1)	NUMBER OF SHARES OF LISTED COMMON STOCK		PERCENT OF CLASS	PERCENT OF TOTAL VOTING POWER(3)	NUMBER OF LIMITED PARTNERSHIP UNITS REPRESENTING ECONOMIC INTERESTS(4)
Jay H. Shidler	46,921,043	(5)	19.1%	89.4%	17,355,043
Clay W. Hamlin	16,586		*	*	166,893
Michael W. Brennan	16,586		*	*	133,514
Robert L. Denton	16,586		*	*	1,271,235
Paul M. Higbee	16,586		*	*	–
James R. Ingebritsen	178,247	(6)	4.6%	*	4,506,945
Michael C. Burer	–		–	*	161,511
Matthew J. Root	198,247	(7)	5.1%	*	4,506,945
Lawrence J. Taff	188,247		4.8%	*	4,481,408

All directors and executive officers as a group (9 persons)(8)	47,552,128		35.3%	90.6%	32,583,494

James C. Reynolds	477,004	(9)	12.2%	*	10,839,413
____________

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each listed person is c/o Pacific Office Properties Trust, Inc., 10188 Telesis Court, Suite 222, San Diego, California 92121.

(2)
Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 and generally includes securities that a person has the right to acquire within 60 days.

(3)
Based on a total of 3,903,050 shares of Listed Common Stock, 100 shares of Class B Common Stock and 2,417,867 shares of Senior Common Stock outstanding as of March 10, 2011.  In calculating the percentage of total voting power, the voting power of shares of Listed Common Stock (one vote per share), Class B Common Stock (one vote per share), Senior Common Stock (one vote per share) and Proportionate Voting Preferred Stock (one vote for each share of Listed Common Stock for which the Common Units and Preferred Units held by Venture could be redeemed) has been aggregated.

(4)
The number of units reported reflects each listed person’s indirect economic interests in units of our Operating Partnership held by Venture. Such interests are held by such listed person through indirect membership interests in Venture and for which such listed person, except for Mr. Shidler, exercises no voting power or investment power.

(5)
Includes 747,350 shares of Listed Common Stock held indirectly by Mr. Shidler and 46,173,693 shares of Listed Common Stock represented by the Common Units and Preferred Units held by Venture, which is controlled by Mr. Shidler, and into which the Common Units and Preferred Units would be convertible absent any restrictions currently placed on such conversion. The percentage reported under “Percent of Class” does not reflect the 46,173,693 shares of Listed Common Stock represented by the Common Units and Preferred Units, as referenced above.  Pursuant to a Schedule 13D/A filed with the SEC on October 5, 2009, Mr. Shidler, Shidler Equities L.P., a Hawaii limited partnership (“Shidler LP”), and Shidler Equities Corp., a Hawaii corporation (“Shidler Corp.” and collectively, with Mr. Shidler and Shidler LP, “Shidler”) have sole voting and sole dispositive power over 747,350 shares of Listed Common Stock. The address for Shidler is 841 Bishop Street, Suite 1700, Honolulu, HI 96813.

(6)
Includes 88,247 shares of Listed Common Stock held directly by JRI Equities, LLC, of which Mr. Ingebritsen is the managing member, and 90,000 shares of Listed Common Stock held by a trust of which Mr. Ingebritsen is the trustee. Mr. Ingebritsen disclaims beneficial ownership of the 90,000 shares held by the trust. Mr. Ingebritsen’s minor children are the beneficiaries of the Ingebritsen Children Trust, an irrevocable trust that owns an additional 100,000 shares of Listed Common Stock; Mr. Ingebritsen does not have investment or voting control over these shares.

(7)
Includes 98,247 shares of Listed Common Stock held directly by MJR Equities, LLC, of which Mr. Root is the managing member, and 100,000 shares of Listed Common Stock held by a trust of which Mr. Root is the trustee. Mr. Root disclaims beneficial ownership of the 100,000 shares held by this trust. Mr. Root’s minor children are the beneficiaries of the Root Family Investment Trust, an irrevocable trust that owns an additional 90,000 shares of Listed Common Stock; Mr. Root does not have investment or voting control over these shares.

(8)
Includes 46,173,693 shares of Listed Common Stock represented by the Common Units and Preferred Units held by Venture, which is controlled by Mr. Shidler, and into which the Common Units and Preferred Units would be convertible absent any restrictions currently placed on such conversion.

(9)
Information based on a Schedule 13G/A filed with the SEC on October 2, 2009, by James C. Reynolds, Reynolds Partners, L.P., a Hawaii limited partnership (“Reynolds Partners”) of which the general partner is JC Reynolds, LLC, a Hawaii limited liability company of which Mr. Reynolds is the managing member, and The James C. Reynolds Revocable Living Trust, under a Trust Agreement dated May 25, 1982 for The James C. Reynolds Revocable Living Trust (the “Reynolds Trust”), of which Mr. Reynolds is the trustee.  The Schedule 13G/A states that Mr. Reynolds has sole voting and sole dispositive power over 200,504 shares of Listed Common Stock held by Reynolds Partners and 276,500 shares of Listed Common Stock held by the Reynolds Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

To the best of the Company’s knowledge and based solely on the Company’s review of the copies of such forms furnished to us for fiscal year 2010 and on representations that no other reports were required, no persons were late in filing Forms 3, 4 or 5 as of the year ended December 31, 2010.

Certain Relationships and Related Transactions

During 2009 and 2010, we were externally advised by our Advisor, an entity that was owned and controlled by Mr. Shidler and certain of our executive officers and related parties. Pursuant to our Advisory Agreement, our Advisor was entitled to an annual corporate management fee of one tenth of one percent (0.1%) of the gross cost basis of our total property portfolio (less accumulated depreciation and amortization), but in no event less than $1.5 million per annum.  Our Advisor bore the cost and was not reimbursed by us for any expenses incurred by it in the course of performing operational advisory services for us, which expenses included, but were not limited to, salaries and wages, office rent, equipment costs, travel costs, insurance costs, telecommunications and supplies.  The corporate management fee was subject to reduction of up to $750,000 based upon the amounts of the direct costs that we bore. Additionally, our Advisor and its affiliates were entitled to receive property management fees of 2.5% to 4.5% of the rental cash receipts collected by the properties, leasing fees consistent with the prevailing market as well as property transaction fees in an amount equal to 1% of the contract price of any acquired or disposed property; however, such property management fees, leasing fees, and property transaction fees were required to be consistent with prevailing market rates for similar services provided on an arms-length basis in the area of the subject property’s location.

Our Advisor was also entitled to certain fees related to any placement of debt or equity by us, including (i) 0.50% of the total amount of co-investment equity capital procured, (ii) 0.50% of the total gross offering proceeds including, but not limited to, the issuance or placement of equity securities and the issuance of Operating Partnership units, and (iii) 0.50% of the principal amount of any new indebtedness related to wholly-owned properties and on properties owned in a joint venture with co-investment partners or entity-level financings, as well as on amounts available on our credit facilities and on the principal amount of indebtedness we may issue.

Effective as of February 1, 2011, we internalized our management by terminating the Advisory Agreement and acquiring all of the outstanding stock of our Advisor for an aggregate purchase price of $25,000.  The Advisor waived the termination fee equal to $1.0 million, plus certain accrued and unreimbursed expenses.

We paid amounts to our Advisor and its related parties for services provided relating to property management, leasing, property transactions and debt placement. The fees paid are summarized in the table below for the fiscal years ended December 31, 2010 and 2009 (in thousands):

	2010	2009
Property management fees (1)	$3,096	$3,327
Leasing commissions (2)	260	342
Corporate management fees	750	750
Debt placement fees	125	—
Construction management fees and other	43	82
Interest	2,122	1,835
Total	$6,396	$6,336
___________

(1)	Property management fees were calculated as a percentage of the rental cash receipts collected by the properties (ranging from 2.5% to 4.5%), plus the payroll costs of on-site employees.

(2)	Leasing commissions were capitalized as deferred leasing costs and amortized over the life of the related lease.

We lease commercial office space to affiliated entities.  The annual rents from these leases totaled $0.7 million for each of the years ended December 31, 2010 and 2009.

During the year ended December 31, 2010, we paid to affiliated entities $1.2 million primarily consisting of rental revenues received by us subsequent to the date our formation transactions, but which related to operations of the Contributed Properties prior to the date of our formation transactions.

On September 3, 2010, our Operating Partnership assumed, through the exercise of an option with our Advisor, all of the rights and obligations of our Advisor under two Sale, Purchase and Escrow Agreements, each dated as of August 12, 2010 and amended as of August 30, 2010, referred to collectively as the PSAs, pursuant to which we agreed to acquire the GRE portfolio, a portfolio of 12 office properties comprising approximately 1.9 million rentable square feet located primarily in southern California.  Upon the assumption of the PSAs, our Operating Partnership delivered $3.0 million into escrow to replace the deposits initially made by our Advisor pursuant to the PSAs, and our Advisor was refunded from escrow deposits in the amount of $3.0 million that it had previously funded.  Our Operating Partnership paid no other consideration to the Advisor in connection with the exercise of the option.  We did not complete the acquisition of the GRE portfolio.

Related Party Financing Transactions

On September 23, 2009, the Operating Partnership entered into an exchange agreement with Shidler Equities, L.P., a Hawaii limited partnership controlled by Mr. Shidler, referred to as Shidler LP, Reynolds Partners, L.P., a Hawaii limited partnership controlled by Mr. Reynolds, MJR Equities, LLC, a California limited liability company controlled by Mr. Root, JRI Equities, LLC, a California limited liability company controlled by Mr. Ingebritsen, and Mr. Taff, collectively referred to as the Transferors.  As previously noted, Mr. Shidler is our Chairman of the Board.  Each of Messrs. Root, Ingebritsen and Taff is an executive officer of the Company, and Mr. Reynolds is the beneficial owner of more than 5% of our Listed Common Stock.  Pursuant to the transactions contemplated by the exchange agreement, on September 25, 2009, a $4.2 million note made by the Operating Partnership and held by an entity owned by the Transferors was cancelled and approximately $3.0 million of this amount of debt was exchanged for shares of our Listed Common Stock at a price per share of $3.82, which represented the volume-weighted average closing market price per share of the Listed Common Stock on the NYSE Amex for the thirty trading days preceding the date of the exchange agreement.  Pursuant to the note exchange, Shidler LP was issued 323,850 shares of Listed Common Stock in exchange for a subordinated note in the amount of approximately $1.24 million, Reynolds Partners, L.P. was issued 200,504 shares of Listed Common Stock in exchange for a subordinated note in the amount of approximately $0.77 million, and each of MJR Equities, LLC, JRI Equities, LLC and Mr. Taff was issued 88,247 shares of Listed Common Stock in exchange for a subordinated note in the amount of $0.33 million.  The Operating Partnership also issued new subordinated notes to Shidler LP (in the amount of approximately $0.63 million), Reynolds Partners, L.P. (in the amount of approximately $0.50 million), each of MJR Equities, LLC and JRI Equities, LLC (each in the amount of approximately $0.15 million) and Mr. Taff (in the amount of approximately $0.13 million), representing each Transferor’s residual interest in the original note.

At December 31, 2010, the total aggregate principal amount of promissory notes payable by the Operating Partnership to affiliates was $21.1 million.  Based on their respective ownership in the entities holding these notes, at December 31, 2010, the aggregate principal amount attributable to each of Messrs. Shidler, Reynolds, Ingebritsen, Root and Taff was $6.8 million, $6.1 million, $2.7 million, $2.7 million and $2.0 million, respectively.  Interests in the remaining $0.8 million are held by entities controlled by Mr. Reynolds.  The largest aggregate amount of principal outstanding with respect to this debt since January 1, 2009 was $23.8 million.  These promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. The promissory notes mature on various dates commencing on March 19, 2013 through August 31, 2013, but the Operating Partnership may elect to extend maturity for one additional year. Maturity accelerates upon the occurrence of (a) an underwritten public offering of at least $75 million of our common stock, (b) the sale of substantially all the assets of the Company or (c) the merger of the Company with another entity. The promissory notes are unsecured obligations of the Operating Partnership.  Interest payments on these notes have been deferred with the exception of $0.3 million which was related to the notes exchanged pursuant to the exchange agreement described above and is now included in the principal amount of promissory notes payable. At December 31, 2010 and 2009, $4.3 million and $2.6 million, respectively, of accrued interest attributable to these unsecured notes is included in accounts payable and other liabilities in the Company’s consolidated balance sheets.

On August 19, 2009, we entered into an interim financing agreement with Shidler LP. Upon execution, Shidler LP provided us with a principal sum of $3.0 million, bearing interest of 7.0% per annum. The maturity date of the note was ninety days following the date of the promissory note. We repaid the $3.0 million note on September 22, 2009, in addition to $0.02 million of accrued interest.

Indemnification Agreements

As security for the Operating Partnership’s credit agreement with First Hawaiian Bank, Shidler LP pledged to First Hawaiian Bank a certificate of deposit in the principal amount of $25 million.  As a condition to the pledge, the Operating Partnership and Shidler LP entered into an indemnification agreement pursuant to which the Operating Partnership agreed to indemnify Shidler LP from any losses, damages, costs and expenses incurred by Shidler LP in connection with the pledge.  In addition, to the extent that all or any portion of the certificate of deposit is withdrawn by First Hawaiian Bank and applied to the payment of principal, interest and/or charges under the credit agreement, the Operating Partnership agreed to pay to Shidler LP interest on the withdrawn amount at a rate of 7.00% per annum from the date of the withdrawal until the date of repayment in full by the Operating Partnership to Shidler LP.  Pursuant to the indemnification agreement, as amended, the Operating Partnership also agreed to pay to Shidler LP an annual fee of 2.00% of the entire $25 million principal amount of the certificate of deposit.  As of December 31, 2010, a total of $0.49 million of accrued interest had been paid or was payable to Shidler LP pursuant to the indemnification agreement.

The debt encumbering certain of our properties and, in the case of our Honolulu property known as “Clifford Center,” obligations under the ground lease, are secured, in part, by certain guaranty and indemnity obligations of Messrs. Shidler and Reynolds. Our Operating Partnership has entered into certain indemnity agreements with Messrs. Shidler and Reynolds in order to indemnify each of them under these guaranties and indemnities. Our Operating Partnership’s specific indemnity obligation in each of these indemnity agreements is basically to defend, indemnify and hold harmless Mr. Shidler or Mr. Reynolds from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including attorneys’ fees and costs of litigation arising from or relating to any or all of the guaranty or indemnity obligations of Mr. Shidler or Mr. Reynolds following our formation transactions.

The mezzanine debt secured by a pledge of the ownership interests in the entity owning our City Square property was also secured, in part, by the posting of certain letters of credit by Mr. Reynolds and Shidler LP in the aggregate amount of $3.7 million.  This debt matured on September 1, 2010 and we have not repaid the principal balance.  Accordingly, on October 20, 2010, the lender collected against the letters of credit posted by Mr. Reynolds and Shidler LP.  Pursuant to an indemnity agreement entered into on March 19, 2008 in connection with our formation transactions, our Operating Partnership reimbursed approximately $1.9 million to each of Mr. Reynolds and Shidler LP for their respective losses under the letters of credit.

Affiliated Dealer Manager

On January 12, 2010, in connection with our continuous offering of up to 40,000,000 shares of Senior Common Stock, we entered into a dealer manager agreement with Priority Capital Investments, LLC, referred to as Priority Capital, pursuant to which Priority Capital served as our exclusive agent and principal distributor for the purpose of selling, on a best efforts basis, shares of our Senior Common Stock. Priority Capital was indirectly owned and controlled by Mr. Shidler.  Under the dealer manager agreement, we paid to Priority Capital commissions totaling approximately $0.5 million for the year ended December 31, 2010.  We terminated our continuous offering of Senior Common Stock in February 2011.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected and appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2011. Ernst & Young audited our consolidated financial statements as of and for the years ended December 31, 2010 and 2009.  Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Pacific Office Properties and its stockholders. If our stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.  A representative of Ernst & Young is not expected to be present at the Annual Meeting.

Ernst & Young was engaged as our independent registered public accounting firm effective as of September 30, 2009.  During the interim period from January 1, 2009 to the date of Ernst & Young’s engagement, neither we nor anyone acting on our behalf consulted with Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matter or “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

PricewaterhouseCoopers LLP (“PWC”) was our independent registered public accounting firm for the interim period for 2009 until its dismissal effective as of September 25, 2009.  The dismissal was approved by the Audit Committee.

During the interim period from January 1, 2009 through September 25, 2009, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of PWC, would have caused PWC to make reference thereto in its reports on our financial statements covering such periods.  During such period, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Fees

The following table sets forth the aggregate fees billed to us by our principal accountant, Ernst & Young, for professional services rendered on behalf of the Company and its subsidiaries for fiscal years 2010 and 2009, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands).

	2010	2009
Audit Fees	$495	$472
Audit-Related Fees	386	88
Tax Fees	537	—
All Other Fees	—	—
Total	$1,418	$560

Audit fees consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s quarterly reports, and audits of the Company’s joint venture properties.  Audit-related fees consist of fees billed for services rendered in relation to the Company’s equity offerings and for miscellaneous accounting consultations.  Tax fees consist of $0.3 million in fees billed for tax return preparation and compliance services and $0.2 million in fees billed for other tax consultations related to the Company’s equity offerings.

Policy on Pre-Approval of Audit Fees

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing work of the independent accountants.  The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services provided to us, including audit services, audit-related services, non-audit services, tax services and other services, must be pre-approved by the Audit Committee.  In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget.  In other cases, specific pre-approval is required.  Our Audit Committee charter provides that approval of audit and permitted non-audit services may be made by one or more members of the Audit Committee as shall be designated by it.  In accordance with such provision, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.  For the fiscal years ended December 31, 2010 and 2009, the Audit Committee approved all audit-related, tax and other services provided to us by our principal accountants.

Vote Required

Assuming a quorum is present, the ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the approval of a majority of the votes cast at the Annual Meeting. Abstentions will have no effect on this proposal, but will be counted when determining whether there is a quorum present.  In the absence of your voting instructions, your bank, broker or other nominee may vote your shares in its discretion with respect to this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company incorporates it by specific reference.

The undersigned members of the Audit Committee of the board of directors of Pacific Office Properties Trust, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2010 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Pacific Office Properties Trust, Inc. for the fiscal year ended December 31, 2010.

2.
The Audit Committee has discussed with representatives of Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.
The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Submitted by the Audit Committee:

Paul M. Higbee, Chairman
Robert L. Denton
Clay W. Hamlin, III